AMENDMENT NO. 2 TO CREDIT AGREEMENT



     This Amendment No. 2 to Credit Agreement (the "Amendment") dated as of September 27, 1995 is among Brown Group, Inc. (the "Borrower"), the undersigned Lenders and The First National Bank of Chicago, as agent for the Lenders (the "Agent").

                         W I T N E S S E T H :

     WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Credit Agreement dated as of December 22, 1993, as amended by Amendment No. 1 dated as of February 15, 1995 (as so amended, the "Agreement"); and

     WHEREAS, the Borrower, the undersigned Lenders and the Agent desire to amend the Agreement in certain respects as more fully described hereinafter;

     NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Capitalized terms used herein and not otherwise herein defined shall have meanings attributed to such terms in the Agreement.

     2.   Amendments to the Agreement.

     2.1. The definition of "Alternate Base Rate" set forth in Article I of the Agreement is hereby amended by deleting the first sentence of such definition and inserting in lieu thereof the following:

          " 'Alternate Base Rate' means, on any date and with respect to all Floating Rate Advances, a fluctuating rate of interest per annum equal to sum of (a) the higher of (i) the Federal Funds Effective Rate most recently determined by the Agent plus 1/2% per annum and (ii) the Corporate Base Rate plus (b) on any day that the Borrower's Long-Term Debt
          Rating is below Baa3 (Moody's) and BBB- (S&P), .15%."

     2.2. The definition of "Long-Term Debt" set forth in Article I of the Agreement is hereby amended to read in its entirety as follows:

          " 'Long-Term Debt' means, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) Capitalized Lease Obligations, plus (ii) all indebtedness for borrowed money with a final maturity in excess of one year from the date of the creation thereof (including current maturities thereof), plus (iii) Contingent Obligations, minus
          (a) aggregate Contingent Obligations in respect of Cloth World store leases permitted by the terms of Section 6.15(iv), (b) aggregate Contingent Obligations of up to (but not in excess of ) $32,000,000 in respect of store leases permitted by the terms of Section 6.15 (iii) and (c) guaranties permitted by the terms of Section 6.15 (v), plus (iv) net liabilities in respect of Rate Hedging Obligations having a tenor in excess of one year from the date of the creation thereof, to the extent that the aggregate amount of all such net liabilities exceeds $5,000,000."

     2.3. The Applicable Margin Table set forth in Section 2.2.5 of the Agreement is hereby amended to read in its entirety as follows:

                       "Applicable Margin Table

                             Applicable
                             Margin for               Applicable
                             Eurodollar               Margin for
                             Committed                Commitment
Long-Term Debt Rating        Advance                  Fees
- ---------------------        ----------               ----------
A3 (Moody's) and                 .40%                      0%
A- (S&P) or better

Baa2 (Moody's) and               .45%                    .05%
BBB (S&P) or better

Baa3 (Moody's) and               .65%                   .125%
BBB- (S&P) or better

Ba1 (Moody's) and               1.00%                   .125%
BB+ (S&P) or better

Any other case                  1.25%                   .125%"

     2.4. Section 2.3.4(i)(a) of the Agreement is hereby amended by (i) deleting the time "12:45 p.m." where it appears therein and inserting the time "8:45 a.m." in lieu thereof and (ii) deleting the time "1:00 p.m." where it appears therein and inserting the time "9:00 a.m." in lieu thereof.

     2.5. Section 2.3.6 of the Agreement is hereby amended by deleting the time "2:00 p.m." where it appears therein and inserting the time "10:00 a.m." in lieu thereof.

     2.6. Section 2.4.3 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

     "2.4.3.   Excess Usage Fees.  In the event that during any calendar
      quarter (i) the average daily principal amount of the Committed Advances outstanding hereunder is greater than an amount equal to 50% of the Aggregate Commitment and (ii) the Borrower's Long-Term Debt Rating was Baa3 (Moody's) and BBB-(S&P) or better at any time during such calendar quarter, the Borrower agrees to pay to the Agent for the ratable account of each Lender an excess usage fee on the average daily principal amount of the Committed Advances outstanding during such calendar quarter equal to
      (a) .10% if the Borrower's Long-Term Debt Rating is at least Baa2 (Moody's) and BBB (S&P) or better at all times during such calendar quarter, or (b) .15% if clause (a) of this Section 2.4.3 does not apply, in each case payable quarterly in arrears on each Payment Date and on the Termination Date."

     2.7. Section 6.10 of the Agreement is hereby amended (a) by deleting the parenthetical contained in clause (i) of such Section and inserting in lieu thereof the following parenthetical: "(exclusive of Indebtedness permitted under clauses (ii), (iii) and (iv) of this
Section 6.10)" and (b) by adding the following new clause (iv) at the end of such Section to read as follows: "(iv) Rate Hedging Obligations having a tenor not in excess of one year as of the date of creation thereof."

     2.8. Section 6.14(v) of the Agreement is hereby amended to read in its entirety as follows:

           "(v)  Investments in existing and hereafter created
                 Subsidiaries."

     2.9. Section 6.15 of the Agreement is hereby amended by inserting, immediately after clause (iv) thereof, the following new clause (v):

           "(v) Guaranties by the Borrower of Indebtedness of Subsidiaries permitted by the terms of Section
                 6.10."

     2.10. Section 6.22 of the Agreement is hereby amended to read in its entirety as follows:

           "6.22. Fixed Charge Coverage. The Borrower will maintain, as at the end of each of its fiscal quarters ending during the periods set forth below, a ratio of (i) Cash Flow to (ii) Fixed Charges, for the period of the four then most recently ended fiscal quarters, of not less than the ratio set forth below opposite each such period:

                    Period                                           Ratio
                    ------                                           -----
          On and prior to July 29, 1995                            1.25 : 1.0
          July 30, 1995 through and including February 3, 1996     1.10 : 1.0
          February 4, 1996 through and including August 3, 1996    1.15 : 1.0
          August 4, 1996 through and including February 1, 1997    1.20 : 1.0
          Thereafter                                               1.25 : 1.0"

     2.11. Schedule "1" to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the Schedule "1" attached to this Amendment.

     3. Representations and Warranties. In order to induce the Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants that:

     3.1. The representations and warranties set forth in Article V of the Agreement, as hereby amended, are true, correct and complete on the date hereof as if made on and as of the date hereof and that there exists no Default or Unmatured Default on the date hereof.

     3.2. The execution and delivery by the Borrower of this Amendment has been duly authorized by proper corporate proceedings of the Borrower and this Amendment, and the Agreement, as amended by this Amendment, constitute legal, valid and binding obligations of the Borrower.

     3.3. Neither the execution and delivery by the Borrower of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it or its property is bound, or conflict with or constitute a default thereunder.

     4. Effective Date. This Amendment shall become effective as of the date first above written upon receipt by the Agent of (i) counterparts of this Amendment duly executed by the Borrower and the Required Lenders, (ii) an amendment fee in the amount of $170,000 to be shared ratably among the Lenders, and (iii) such other documents as the Agent or any Lender may reasonably request.

     5. Ratification. The Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects.

     6. Reference to Agreement. From and after the effective date hereof, each reference in the Agreement to "this Agreement", "hereof", or "hereunder" or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement, as amended by this Amendment.

     7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Borrower, the undersigned Lenders and the Agent have executed this Amendment as of the date first above written.

                              BROWN GROUP, INC.

                              By:  /s/ Andrew M. Rosen

                              Title: Vice President and Treasurer


                              THE FIRST NATIONAL BANK OF CHICAGO,
                              Individually and as Agent

                              By:  /s/ The First National Bank of Chicago

                              Title:  Vice President


                              THE BOATMENS NATIONAL BANK OF ST. LOUIS,
                              Individually and as Co-Agent

                              By:  /s/ the Boatmens National Bank of St. Louis

                              Title:  Vice President


                              CITIBANK, N.A.,
                              Individually and as Co-Agent

                              By:  /s/ Citibank, N.A.

                              Title:  Assistant Vice President


                              MERCANTILE BANK OF ST. LOUIS
                                   NATIONAL ASSOCIATION

                              By: /s/ Mercantile Bank of St. Louis
                                          National Association

                              Title: Vice President

                              NBD BANK, N.A.

                              By:   /s/ NBD Bank, N.A.

                              Title:  Vice President


                              ROYAL BANK OF CANADA

                              By:   /s/ Royal Bank of Canada

                              Title:  Senior Manager


                              SHANGHAI COMMERCIAL BANK LTD.

                              By:  /s/ Shanghai Commercial Bank Ltd.

                              Title:  Vice President and Manager


                              TRUST COMPANY BANK

                              By:  /s/ Trust Company Bank

                              Title:  Banking Officer


                              MORGAN GUARANTY TRUST COMPANY
                              OF NEW YORK

                              By: /s/ Morgan Guaranty Trust Company
                                       of New York

                              Title:  Vice President


                              THE YASUDA TRUST & BANKING CO., LTD.
                              CHICAGO BRANCH

                              By:  /s/ The Yasuda Trust & Banking Co., Ltd.
                                        Chicago Branch

                              Title:  First Vice President and Manager